Exhibit 10.2

Iron Horse Acquisition Corporation

PROMISSORY NOTE

$2,018,000.00	Issue Date: September 30, 2025

FOR VALUE RECEIVED, Iron Horse Acquisition Corporation, a Delaware corporation, and its successors in interest (herein called the “Company”) and Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands and it successors in interest (“CFI”, collectively with the Company, the “Borrower”), hereby promise to pay to D. Boral Capital, LLC (f/k/ EF Hutton LLC) (herein called the “Holder”), the principal sum of two million and eighteen thousand dollars ($2,018,000) (or the “Original Principal Amount”). In the case of an Event of Default (as defined below), this note shall bear default interest at a rate of fifteen percent (15%) per annum until such Event of Default is cured. The principal amount of this Note and shall be payable by November 17, 2025 (the “Maturity Date”).

Payments hereunder shall be made at such place as the holder hereof shall designate to the undersigned, in writing, in lawful money of the United States of America. Any payment which becomes due on a Saturday, Sunday or legal holiday shall be payable on the next business day. “Shares” means shares of common stock, par value $0.0001 per share, of the Company.

Article I - Conversion Rights and Certain Covenants

1.  (a) In the event the Original Principal Amount is not paid in full on or before November 17, 2025, the Holder shall have the right, without the Borrower’s approval or consent, to instruct the Company’s transfer agent, Continental Stock Transfer & Trust (“Continental”), to deliver some or all of the Company’s (or its successor) common stock that will be held by Continental pursuant to the Irrevocable Transfer Agent Instructions (the “Instructions”) attached hereto as Exhibit A, subject to the conditions set forth in Section 1(b) below. Should the Borrower or Continental fail to deliver the Reserve Shares (as defined below) pursuant to the Instructions or should Borrower fail to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, inter-dealer quotation system or other self-regulatory organization with jurisdiction over Borrower or any of its securities on Borrower’s ability to issue the Reserve Shares requested by Holder, this will be considered an Event of Default.

(b) In the event that the Original Principal Amount is not paid in full on the Maturity Date, the Holder shall have the right to unilaterally instruct Continental to deliver the Reserve Shares to the Holder (a “Delivery Event”); provided that in no case shall the Borrower trigger a Delivery Event if the result of the issuance of Reserve Shares to thereby would result in the beneficial ownership of the Holder of Shares in excess of 4.99% of the outstanding shares of the Company’s common stock.

2. Mechanics of Delivery. As a condition to affecting a Delivery Event set forth in Section 1(a) or (b) above, the Holder shall properly complete and deliver to the Borrower a Delivery Notice, a form of which is annexed hereto as Exhibit B (“Delivery Notice”). The Delivery Notice shall set forth the number of Reserved Shares to be delivered to Holder. Upon timely delivery to the Borrower and Continental of the Delivery Notice, that number of Reserve Shares identified in the Delivery Notice shall be transferred transmitted by the Continental to the Holder via delivery of a book entry statement by Continental to the Holder.

3.  Registration of Reserve Shares: Within sixty days of Continental’s receipt of the Delivery Notice, the Company or CFI shall file a registration statement for all of the Reserve Shares issued to Holder pursuant to Sections 1 and 2 above permitting the resale of the Reserve Shares by the Holder. Moreover, and notwithstanding anything to the contrary herein, in the event Borrower or its Continental refuse to deliver any Reserve Shares or delivers the Reserve Shares lacking/without the restrictive securities legend, it shall be an Event of Default of this Promissory Note.

4. Obligation to Deliver Reserve Shares Absolute; Certain Remedies.

(a) Failure to Deliver Reserve Shares Prior to Delivery Date. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties to this Note agree that if the Original Principal Amount is not received by Holder on or before November 17, 2025, the Note shall bear default interest at a rate of fifteen percent (15%) per annum, and if delivery of the Reserve Shares issuable pursuant to this Note are not delivered within forty eight (48) hours from receipt of the Deliver Notice, as required by this Agreement (a “Delivery Default”), such failure to deliver shall constitute an Event of Default with default interest continuing to accrue..

(b) Reservation of Reserve Shares.  The Borrower covenants and agrees at all times to have authorized and reserved 5,000,000 of common stock of the Company Shares (the Reserved Shares”) with Continental. The Borrower warrants, covenants and agrees that a registration statement will be filed (within 60 days of the Company’s receipt of a Delivery Notice) to cover the resale of the amount of Reserved Shares identified in the Delivery Notice. The Borrower will instruct Continental to reserve all Reserved Shares in the name of the Holder for issuance upon receipt of a Delivery Notice. The Borrower represents and warrants and covenants and agrees that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of Reserve Shares, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of Reserve Shares authorized and reserved, free from preemptive rights. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue shares of the Reserve Shares issuable upon Delivery Notice pursuant to irrevocable instructions, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of issuing the necessary Reserve Shares in accordance with the terms and conditions of this Note. If at any time the Borrower does not maintain the Reserved Shares, sixty days after the issuance of this Note, it shall constitute an Event of Default. The Borrower will instruct Continental to provide the outstanding share information to the Holder in connection with its Reserve Shares. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Shares issuable upon execution of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Reserve Shares in accordance with the terms and conditions of this Note. In the event that the Borrower shall be unable to reserve the entirety of the Reserved Shares (the “Reserve Amount Failure”), the Borrower shall promptly take all actions necessary to increase its authorized share capital to accommodate the Reserved Shares (the “Authorized Share Increase”), including without limitation, all board of directors actions and approvals and promptly (but no less than 60 days following the calling and holding a special meeting of its shareholders no more than sixty (60) days following the Reserve Amount Failure to seek approval of the Authorized Share Increase via the solicitation of proxies. Continental or the Company’s current transfer agent is hereby irrevocably authorized and irrevocably directed by the Company to disclose the number of shares available in Company treasury and the “Company Use” or “Corporate Use” category to the Holder upon Holder’s request.

(c) Book Entry upon Conversion. Notwithstanding anything to the contrary set forth herein, upon delivery of the Reserve Shares to the Holder, in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless and until the sales by the Holder of the Reserve Shares (in the manner set forth in Section 6 below) satisfy the entire unpaid principal amount and default interest, if any, of this Note.

5. Limitations on Conversion. Holder shall not effect any delivery of the Reserve Shares, to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the common stock of the Company. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor Holder of this Note. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally to the Holder and, if requested, in writing to the Holder the number of Shares then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Shares, including, without limitation, pursuant to this Note.

6. Mechanics of Sale of Reserve Shares. Subsequent to the Registration of the Reserve Shares and within three (3) business days of the Holder’s sale of some or all of Reserve Shares, the Holder shall provide the Borrower with Holder’s brokerage statements showing the net proceeds that Holder received from the sale Reserve Shares (not including any brokerage fees and other expenses and costs incurred by Holder in selling the Reserve Shares), which shall on a dollar for dollar basis, set-off in order of payment, the default interest accured at the time of the sales of the Reserve Shares, and then, the Original Principal Amount.. In the event that the Holder sells Reserve Shares in an amount in excess of the total amount due under this Note, Holder shall reimburse the excess amount to the Company.

Article II - Event of Default

1. This Note shall begin to accrue an interest rate of 15.0% per annum upon the occurrence of any of the following specified events of default (any of which, an “Event of Default”) and the application of interest shall end when the Event of Default is cured as deemed by Holder; provided however that should clause (b) below occur, then such event shall automatically accelerate payment by Borrower of the Outstanding Balance which shall become immediately due and payable:

(a)	If the Borrower, for any reason, fails to deliver all of the Reserve Shares to Continental for the benefit of the Holder;

(b)	If the Borrower or Continental, for any reason, fail to deliver or maintain the Reserve Shares to the Holder pursuant to the Instructions or should Borrower fail to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, inter-dealer quotation system or other self-regulatory organization with jurisdiction over Borrower or any of its securities on Borrower’s ability to issue the Reserve Shares requested by Holder, this will be considered an Event of Default;

(c)	If the Borrower fails to pay Holder the remaining amount due (i.e., the Original Principal Amount and Default Interest, if any, under this Note within five (5) business days of Holder’s last sale of the Reserve Shares.

(d) If the Company or CFI commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; or an involuntary case or other proceeding shall be commenced against the Company or CFI seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days;

2. Declaration of this Note being immediately due and payable by the Holder may only be made by written notice to the Borrower declaring the unpaid balance of the principal amount of this Note to be due. The Borrower agrees that a declaration of default via email from the Holder to the undersigned at __________@________.com, with a copy to ______@_____.com, is acceptable written notice. Such declaration shall be deemed given upon the occurrence of any event specified in clause (b) above. In the Event of a Default, all expenses and costs incurred by Holder in connection with enforcement of the Note and collection of any judgment on the Note, including reasonable attorneys’ fees, including those of Holder’s in-house counsel, shall be paid by the Company.

Article III - Miscellaneous

This Note may be prepaid by the Borrower in whole or in part at any time or from time to time without penalty or premium. The obligations of the Company, CFI and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

The Borrower for themselves and their successors and assigns hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or endorsement of this Note, and agrees that this Note shall be deemed to have been made under, and shall be interpreted and governed by reference to, the laws of the State of New York. The Borrower for themselves and their successors hereby expressly and irrevocably agrees that any suit or proceeding arising directly and/or indirectly pursuant to or under this Promissory Note shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them by electronic mail at__________@________.com, with a copy to ______@_____.com, personally or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The Borrower for themselves and their successors expressly and irrevocably waive any claim or defense that any such jurisdiction in New York, New York is not a convenient forum for any such suit or proceeding.

Except as expressly agreed in writing by the Holder, no extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or affect the liability of the Company under this Note.

All of the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the undersigned shall bind its successors, whether so expressed or not.

No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of such rights preclude any other or further exercise thereof or the exercise of any other right.

THE COMPANY AND CFI ACKNOWLEDGE THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

It is the intention of the Company, CFI and the Holder that all payments due hereunder will be treated for accounting and tax purposes as indebtedness of the Borrower to the Holder. Each of the Borrower and the Holder agrees to report such payments due hereunder for the purposes of all taxes in a manner consistent with such intended characterization.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

[signature page of Note follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by a duly authorized officer as of the date hereinabove set forth.

Iron Horse Acquisition Corp.

By:	/s/ Jose Antonio Bengochea
Name:	Jose Antonio Bengochea
Title:	Chief Executive Officer

Zhong Guo Liang Tou Group Limited

By:	/s/ Zhenjun Jiang
Name:	Zhenjun Jiang
Title:	Chief Executive Officer

D. Boral Capital, LLC

By:	/s/ Gaurav Verma
Name:	Gaurav Verma
Title:	Co-Head of Investment Banking